SECOND SUPPLEMENT
                                       TO
                                RIGHTS AGREEMENT
                                     BETWEEN
                              CENTURY CASINOS, INC.
                                       AND
                      COMPUTERSHARE INVESTOR SERVICES, INC.
                                 AS RIGHTS AGENT





                      -------------------------------------

                            Dated as of July 16, 2002

                      -------------------------------------

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                      SECOND SUPPLEMENT TO RIGHTS AGREEMENT


     This Second Supplement to Rights Agreement, dated as of July 16, 2002, is made between Century Casinos, Inc., a Delaware corporation (the "Company"), and Computershare Investor Services, Inc., a Colorado corporation, as Rights Agent (the "Rights Agent").

                                   WITNESSETH

     1. On April 29, 1999, the Company adopted a written Rights Agreement (the "Rights Agreement").

     2. On April 5, 2000 the Company amended the Rights Agreement by adoption of a First Supplement to Rights Agreement.

     3. Section 26 of the Rights Agreement provides that the Company may amend or supplement the Rights Agreement, "Prior to the Distribution Date (as defined therein") (including, without limitation, the date on which the Distribution Date shall occur, the definition of Acquiring Person, the time during which the Rights may be redeemed or any provision of the Certificate of Designation) without the approval of any holders of certificates representing shares of Common Stock.

     4. The parties now desire to supplement the Agreement, pursuant to the provisions of Section 26.

     NOW, THEREFORE, the parties hereby agree as follows:

     1.  The   definition   of  "Purchase   Price"  under  Section  1,  "Certain
Definitions" is hereby amended to read in its entirety as follows:

     "Purchase Price", with respect to each Right, shall mean $10.00, as such amount may from time to time be adjusted as provided herein, and shall be payable in lawful money of the United States of America. All references hereto to the Purchase Price shall mean the Purchase Price as in effect at the time in question."

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     2. Section 23 (a) is hereby amended to read in its entirety as follows:

          "SECTION 23. REDEMPTION.
                       ----------

          (a) The Company, may, by resolution of the Board of Directors, at its option, at any time prior to the earlier to occur of (i) the close of business on the ninetieth (90th) day following the Stock Acquisition Date, and (ii) the close of business on the Final Expiration Date, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $.001 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock or Preferred Stock (based on the Current Market Price of the Common Stock or Preferred Stock, as applicable at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors."

     3. All other provisions of the Rights Agreement are hereby ratified, confirmed and approved, and shall remain unchanged, in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplement to Rights Agreement to be duly executed, all as of the date and year first above written.

Attest:                                 CENTURY CASINOS, INC.


__________________________________      By:___________________________________
/s /Larry Hannappel                     /s /Erwin Haitzmann
Secretary                                   Chairman & CEO



Attest:                                 COMPUTERSHARE INVESTOR
                                        SERVICES, INC., as Rights Agent


__________________________________      By:___________________________________
/s /Laura Sisneros                      /s /Kellie Gwinn
Vice-President                          Vice-President


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